Exhibit 99.2

Contact:	Curtis A. Sampson, Chairman, President and Chief Executive Officer
Jeffrey K. Berg, President and Chief Operating Officer
Paul N. Hanson, Vice President-Finance

CSI NOTIFIED BY AMEX REGARDING NONCOMPLIANCE WITH CONTINUED LISTING STANDARDS

(Hector, Minnesota) — May 31, 2006 — Communications Systems, Inc. (AMEX: JCS) reported today that it has received a letter from the American Stock Exchange (AMEX) advising the Company that it was not in compliance with AMEX’s continued listing standards because it has not filed a Form 10-Q report for the quarter ended March 31, 2006.  The letter also described procedures AMEX would follow to provide the Company with the opportunity to achieve compliance with such standards.

In its letter the AMEX stated that, no later than June 8, the Company must submit a plan to AMEX as to actions the Company has taken and intends to take to achieve compliance with AMEX’s continued listing standards by July 6, 2006.  The Company intends to submit the plan AMEX has requested by the June 8 deadline.  If, after review by the Listings Qualifications Department of AMEX, the plan is accepted, the Company will remain listed until July 6, during which time it will be subject to periodic review by AMEX staff to determine whether the Company is making progress consistent with the plan.  If the Company does not submit a plan, or submits a plan that is not accepted by AMEX, it will be subject to delisting proceedings.  If the plan is accepted, but the Company does not achieve compliance with AMEX’s continued listing standards by July 6, 2006, or the Company does not make progress consistent with the plan during the plan period, AMEX may initiate delisting proceedings as appropriate.

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: lower sales to RBOCs and other major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions; higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.